Talbot announces Syndicate 1183 Results and Forecasts

Talbot announces Syndicate 1183’s results for the year ended 31st December, 2007 and forecasts for the open years of account.

Highlights

•	Gross written premiums of £344m up 3% compared with 2006 at constant rates of exchange

•	Successful establishment of Accident & Health and Bloodstock & Livestock accounts

•	Benign claims ratio of 43.5% includes £25m prior accident year release (2006: £35m)

•	Investment income up from £10.2m to £18.5m on higher returns and strong cash flow

•	Net UK GAAP profit of £75m (2006: £83m)

•	2005 Lloyd’s year of account closes at 8.7% profit on stamp capacity.

Note that Talbot Holdings Ltd is a segment of Validus Holdings, Ltd. (“Validus”) and has reported its results on a US GAAP basis as part of the consolidated results of Validus and such results can be obtained in the Form 10-K filed by Validus.

Annual accounting results of Syndicate 1183 for year ended 31st December, 2007 (under UK GAAP)

	2007	2006
	£m	£m
Gross written premiums	343.9	352.5
Net earned premiums	291.9	267.5
Syndicate profit	75.0	83.1

Cash and investments at year end	414.3	320.2

Claims ratio	43.5%	36.9%
Expense ratio	37.0%	35.9%
Combined ratio	80.5%	72.8%

Results and forecast results for the 2005, 2006 and 2007 year of accounts
(Lloyd’s three year basis of accounting)

	2005	2006	2007
	(Final result)	(Open year forecast)	(Open year forecast)

Capacity - £’m	282.0	307.0	325.0
Profit - £'m	24.6	52.6	37.4
Profit as a % of capacity	8.7%	17.1%	11.5%
Funds at Lloyd’s ("FAL") - £'m	131.6	135.0	133.9
Profit as a % of FAL	18.7%	40.0%	27.9%

Commenting on the results and current market conditions, Rupert Atkin, Chief Executive of Talbot said:

"Given the size of the 2005 hurricane losses in the Property, Energy and Treaty markets, we are delighted to close the 2005 year of account with a profit of 8.7% of stamp capacity, despite being prominent writers of all three of these classes.  We believe this vindicates our stance of having a selective balance of specialist accounts.

"Inevitably, given the strong rating environment and benign loss activity of the last two years, trading conditions are now deteriorating, in some classes faster than we would wish.  However, we believe our portfolio of businesses continues to have an attractive margin and we are diversifying our distribution in order to secure new business for the syndicate."

31 March 2008

Enquiries:

Talbot
Rupert Atkin, Chief Executive	020 7550 3500

College Hill
Roddy Watt	020 7457 2020

Notes to editors:

Talbot

Talbot Holdings Ltd was established in November 2001 through a management buyout led by Michael Carpenter and Rupert Atkin.  It was acquired by NYSE listed, Bermuda-based Validus Holdings, Ltd. in July 2007.

Syndicate 1183 focuses on underwriting a number of specialty risks, with particularly strong franchises in marine and energy lines, war, terrorism and political risks, direct property, financial institutions, contingency, accident & health, bloodstock & livestock and treaty underwriting. Syndicate 1183 has capacity of £325 million for the 2008 year of account.

The group also owns Underwriting Risk Services Ltd, a specialist worldwide multi-line underwriting agency.

Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd  (“Talbot”).  Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance.  Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

Cautionary Note Regarding Forward-Looking Statements

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.  This report may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods;4) cyclicality of demand and pricing in the reinsurance market; 5) our limited operating history; 6) adequacy of our loss reserves; 7) continued availability of capital and financing; 8) retention of key personnel; 9) competition; 10) potential loss of business from one or more major reinsurance brokers; 11) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 12) general economic and market conditions (including inflation, interest rates and foreign currency exchange rates); 13) the integration of Talbot or other businesses we may acquire; 14) acts of terrorism or outbreak of war; and 15) availability of retrocessional coverage.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere, including the Risk Factors contained in our latest form 10-K and our other filings under the Securities and Exchange Act of 1934.  Any forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.  We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

In presenting the Company’s results, management has included and discussed certain schedules containing net operating income (loss), annualized net operating return on average equity and diluted book value per share that are not calculated under standards or rules that comprise U.S. GAAP. Such measures are referred to as non-GAAP. Non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. A reconciliation of net operating income to net income, the most comparable U.S. GAAP financial measure, is presented in the section below entitled “Net Operating Income and Annualized Net Operating Return on Average Equity”. Annualized net operating return on average equity is presented in the section below entitled “Net Operating Income and Annualized Net Operating Return on Average Equity”.  A reconciliation of diluted book value per share to book value per share, the most comparable U.S. GAAP financial measure, is presented in the section below entitled “Diluted Book Value Per Share”. Net operating income is calculated based on net income (loss) excluding net realized gains (losses), net unrealized gains (losses) on investments, gains (losses) arising from translation of non-US$ denominated balances and non-recurring items. Realized gains (losses) from the sale of investments are driven by the timing of the disposition of investments, not by our operating performance.  Gains (losses) arising from translation of non-US$ denominated balances are unrelated to our underlying business.

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